Exhibit 10.2

MASTER AGREEMENT

This MASTER AGREEMENT, dated as of December 23, 2011 (this “Agreement”), is by and among SunPower Corporation, a Delaware company (“SunPower”), Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total G&P”), and Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”). Capitalized terms used herein and not otherwise defined herein, shall have the meaning ascribed to such terms in the Tender Offer Agreement (defined below).

W I T N E S S E T H:

WHEREAS, by the terms of that certain Tender Offer Agreement, dated as of April 28, 2011, by and between SunPower and Total G&P (the “Tender Offer Agreement”), as amended by that certain Amendment to Tender Offer Agreement, dated as of June 7, 2011, by and between SunPower and Total G&P (the “Tender Offer Amendment” and collectively with the Tender Offer Agreement, the “TO Agreement”), as guaranteed by the Total S.A. Tender Offer Guaranty, Total G&P did, among other things, (a) acquire approximately 60% of the shares of the common stock of SunPower outstanding as of the close of business on April 27, 2011, (b) agree to certain restrictions on its further ability to acquire additional shares of common stock of SunPower, pursuant to the terms of the Affiliation Agreement as the same was amended by the Amendment to Affiliation Agreement, dated June 7, 2011, by and between SunPower and Total G&P (the “Affiliation Amendment” and collectively with the Affiliation Agreement, the “Amended Affiliation Agreement”), as guaranteed by the Total S.A. Affiliation Agreement Guaranty, (c) provide credit support to SunPower through, inter alia, the Credit Support Agreement as the same was amended by the Amendment to Credit Support Agreement, dated June 7, 2011, by and among SunPower and Guarantor (the “CSA Amendment” and collectively with the Credit Support Agreement, the “Amended CSA”), (d) agree to collaborate on certain intellectual property matters, pursuant to the terms of the R&D Agreement as the same was amended by the Amendment to Research and Collaboration Agreement, dated June 7, 2011, by and between SunPower and Total G&P (the “R&D Amendment” and collectively with the R&D Agreement, the “Amended R&D Agreement”);

WHEREAS, at the time SunPower and Total G&P signed the Tender Offer Agreement, they also signed a non-binding letter of intent (the “Original Tenesol Term Sheet”) whereby they set forth the preliminary understanding of the parties for the potential acquisition (the “Acquisition”) by SunPower of Tenesol SA (“Tenesol”) from Total G&P, which Acquisition (a) would include (1) the French assets (including but not limited to two module manufacturing facilities in France (Toulouse and Carling) and system activities in France) presently owned as part of the operations of Tenesol, and (2) the non-French overseas assets (including module manufacturing facilities in South Africa (Cape Town), system activities in Europe and Rest of the World, including off-grid business and access to energy activities in Africa), (b) but would exclude any French-overseas assets (i.e. the assets held by Tenesol in the French “Departement d’Outre Mer” and “Territoire d’Outre Mer” which were to be owned by a new entity “Tenesol Overseas” after corporate restructuring prior to the closing of the transaction);

WHEREAS, by the terms of the Original Tenesol Term Sheet, subject to further negotiations, SunPower and Total G&P set forth the tentative terms for pursuing the Acquisition at a target purchase price of approximately $167 million for 100% of the Tenesol shares, subject to additional detailed due diligence and resulting potential adjustments, which purchase price was to be payable at SunPower’s option in some combination of cash (a portion of which could be subject to installment terms to be agreed between the parties) and SunPower stock, with such shares of SunPower stock valued at the same price paid in the Offer;

WHEREAS, the solar industry has undergone significant changes since the time the parties agreed the terms of the Offer and signed the Original Tenesol Term Sheet;

WHEREAS, the parties remain interested in pursuing the Acquisition, but on substantially different terms than set forth in the Original Tenesol Term Sheet;

WHEREAS, for its part, Total G&P is no longer willing to accept as consideration for the Acquisition, SunPower stock valued at the same price it paid in the Offer;

WHEREAS, for its part, SunPower is no longer willing to pay $167 million for Tenesol, without other substantial value;

WHEREAS, the parties did, on November 15, 2011, execute a newly revised, non-binding term sheet setting forth new terms for the Acquisition, including additional deal terms as noted below; and

WHEREAS, for its part, SunPower is willing to pursue the Acquisition (a) on revised terms as agreed to by Total G&P and SunPower in the definitive Tenesol Stock Purchase Agreement, a form of which is attached as Exhibit 1 hereto (the “Acquisition Agreement”), (b) with an amendment to the Amended CSA to increase to $725,000,000 the Maximum L/C Amount to support SunPower’s performance of construction services related to the CVSR Project, in the form of Exhibit 2 hereto (the “CSA Second Amendment”), (c) with an amendment to the Amended Affiliation Agreement to increase the permitted indebtedness thereunder among other things, in the form of Exhibit 3 hereto (the “Affiliation Agreement Second Amendment”), (d) with an agreement from Total G&P to provide capital to SunPower through the purchase of shares of common stock in a private placement, expected to close, subject to certain conditions, on or before February 20, 2012, in accordance with the terms set forth in Exhibit 4 hereto (the “Private Placement Agreement”), (e) with the research and development support described in Schedule 1 hereto, and (f) with the agreement from Total G&P to purchase photovoltaic equipment in accordance with the PV Purchase Commitment set forth in Section 1.7 hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, SunPower, Total G&P and Guarantor hereby agree as follows:

ARTICLE I

RELATED TRANSACTIONS

Section 1.1 Tenesol Purchase Agreement. On or before December 30, 2011 (the “Execution Date”), SunPower and Total G&P agree, subject to the conditions set forth in Article II hereto, to execute and deliver the agreements and take the actions specified in this Article I.

Section 1.2 Acquisition Agreement. On the Execution Date, SunPower and Total G&P agree to sign the Acquisition Agreement in the form of Exhibit 1 hereto.

Section 1.3 CSA Second Amendment. In anticipation of the transactions contemplated herein, on December 12, 2011, SunPower and the Guarantor entered into the CSA Second Amendment in the form of Exhibit 2 hereto, providing that the benefits of such amendment would revert if the Acquisition was not closed by March 1, 2012.

Section 1.4 Affiliation Agreement Second Amendment.

(a) On the Execution Date, SunPower and Total G&P agree to sign the Affiliation Agreement Second Amendment in the form of Exhibit 3 hereto.

(b) Guarantor hereby acknowledges and agrees that the Amended Affiliation Agreement, as amended by the Affiliation Agreement Second Amendment, shall, upon the execution and delivery of the Affiliation Agreement Second Amendment by SunPower and Total G&P, be included in the definition of “Obligations” under the Total S.A. Affiliation Agreement Guaranty issued by Guarantor for and in favor of SunPower, so that such definition shall include the Amended Affiliation Agreement as amended by the Affiliation Agreement Second Amendment.

Section 1.5 Private Placement Agreement. On the Execution Date, SunPower and Total G&P agree to sign the Private Placement Agreement in the form of Exhibit 4 hereto.

Section 1.6 R&D Support. Subject to any necessary prior approval from, or notification of, any Governmental Authority, and in accordance with the terms and procedures set forth in the R&D Agreement relating to scope of any “Long-Term Project” or any “Short or Medium Term Project” (as each term is defined in the R&D Agreement), SunPower and Total G&P agree to work in good faith to appropriately document the agreement to the principles set forth in Schedule 1 hereto.

Section 1.7 PV Purchase Commitment. Subject to (a) Guarantor and SunPower agreeing upon the terms and conditions of the appropriate agreements and pricing, such terms to be negotiated in good faith and on arm’s length basis, and (b) prior approval thereof by any decision-making bodies of Guarantor and SunPower, Guarantor hereby agrees that it or its Affiliated Companies shall:

(i) purchase 10 megawatts of modules from SunPower, over the next two years, for installation by SunPower or its designee in South Africa or other mutually agreed location; and

(ii) develop a multi-megawatt project in a high DNI (e.g. Middle East) with SunPower’s C7 product.

For the purposes of this clause, Affiliated Companies means all and any entity in which Total owns, directly or indirectly, at least 10 % of the share capital or other the voting rights.

ARTICLE II

CONDITIONS

Section 2.1 Upon the Execution Date, each of the Related Agreements shall become effective (or in the case of the CSA Second Amendment, remain effective), pursuant to its terms and independent of the terms of this Agreement, subject only to the condition that no such Related Agreement (with the exception of the CSA Second Amendment) shall become effective until all such Related Agreements have been executed pursuant to Article I above.

ARTICLE III

GENERAL PROVISIONS

Section 3.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acquisition” shall have the meaning ascribed to such term in the recitals hereto.

“Acquisition Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Affiliation Agreement Second Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“Affiliation Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Amended Affiliation Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Amended CSA” shall have the meaning ascribed to such term in the recitals hereto.

“Amended R&D Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Business Day” means any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of France, the State of California or New York or is a day on which banking institutions located in France, the State of California or New York are authorized or required by Law or other governmental action to close.

“CSA Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“CSA Second Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“Execution Date” shall have the meaning ascribed to such term in Section 1.1 hereto.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality or self-regulatory organization, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial or local, and whether domestic or foreign.

“Legal Proceeding” means any action, suit, litigation, arbitration, criminal prosecution or other legal proceeding pending before any Governmental Authority.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Private Placement Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“R&D Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“Related Agreements” means the Acquisition Agreement, the CSA Second Amendment, the Affiliation Agreement Second Amendment and the Private Placement Agreement.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Representatives” means, with respect to any Person, any directors, officers, employees, controlled Affiliates and any investment bankers, attorneys, advisors, representatives or other agents of such Person.

“SunPower” shall have the meaning ascribed to such term in the recitals hereto.

“Tender Offer Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Tender Offer Amendment” shall have the meaning ascribed to such term in the recitals hereto.

“Tenesol” shall have the meaning ascribed to such term in the recitals hereto.

“TO Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Transaction Documents” means this Agreement, the Acquisition Agreement, the Amended CSA, the CSA Second Amendment, the Total S.A. Credit Support Guaranty, the Amended Affiliation Agreement, the Affiliation Agreement Second Amendment, the Total S.A. Affiliation Agreement Guaranty and the Private Placement.

Section 3.2 Terms Generally; Interpretation. Except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) any gender-specific reference in this Agreement include all genders;

(f) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(h) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(i) references to a Person are also to its permitted successors and assigns;

(j) the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(k) no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence; and

(l) although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

Section 3.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) if sent by facsimile transmission before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (iv) if sent by facsimile transmission after 5:00 p.m. in the time zone of the receiving party and receipt is confirmed, on the following Business Day; and (v) if otherwise actually personally delivered by hand, when delivered, in each case to the intended recipient, at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by similar notice):

(a)	if to SunPower:

77 Rio Robles Street

San Jose, CA 95134

Attention: Chief Financial Officer

Telephone: 408-240-5500

Facsimile: 408-240-5404

E-mail:

With a copy to:

SunPower Corporation

77 Rio Robles Street

San Jose, CA 95134

Attention: Navneet Govil, Vice President and Treasurer

Telephone: 408-457-2655

E-mail: navneet.govil@sunpowercorp.com

With a copy to:

SunPower Corporation

1414 Harbour Way South

Richmond, CA 94804

Attention: General Counsel

Telephone: 510-540-0550

Facsimile: 510-540-0552

E-mail:

with a copy (which will not constitute notice) to:

Jones Day

1755 Embarcadero Rd.

Palo Alto, CA 94303

United States of America

Attention: R. Todd Johnson

Facsimile: 1-650-739-3900

(b)	if to Total G&P:

Total Gas & Power USA, SAS

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Arnaud Chaperon, President

Facsimile: +33 1 47 44 27 90

with copies (which shall not constitute notice) to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Humbert de Wendel, Senior Vice President Corporate Business

Development

Facsimile: +33 1 47 44 50 95

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Jonathan Marsh, Vice President, Legal Director Mergers,

Acquisitions & Finance

Facsimile: +33 1 47 44 43 05

(c)	if to the Guarantor:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Olivier Devouassoux, VP Subsidiary Finance Operations

Telephone: +33 1 47 44 45 64

Facsimile: + 33 1 47 44 48 74

Email: olivier.devouassoux@total.com

With a copy to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Christine Souchet, Subsidiary Finance Operations—Gas and

Power

Telephone: +33 1 47 44 72 11

Facsimile: +33 1 47 44 47 92

Email: christine.souchet@total.com

With a copy to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Jonathan Marsh, Vice President, Legal Director

Mergers, Acquisitions & Finance

Telephone: +33 (0) 1 47 44 74 70

Facsimile: +33 (0)1 47 44 43 05

Email: jonathan.marsh@total.com

Section 3.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

Section 3.5 Entire Agreement. This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party hereto agrees that neither SunPower, on the one hand, nor Total G&P or the Guarantor, on the other hand, makes any representations or warranties, express or implied, whatsoever, including as to the accuracy or completeness of any other information, made (or made available) by itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s

Representatives of any documentation of any other information with respect to any one or more of the foregoing; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Agreement shall relieve any party hereto for liability arising out of fraud or intentional misrepresentation.

Section 3.6 Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void.

Section 3.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 3.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto agree that, in the event of any breach or threatened breach by the SunPower, on the one hand, or Total G&P or the Guarantor, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, SunPower, on the one hand, and Total G&P or the Guarantor, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or to enforce compliance with, the covenants and obligations of the other under this Agreement. SunPower, on the one hand, and Total G&P or the Guarantor, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. The parties hereto further agree that (a) by seeking the remedies provided for in this Section 3.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 3.9 are not available or otherwise are not granted, and (b) nothing set forth in this Section 3.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 3.9 prior or as a condition to exercising any termination right (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 3.9 or anything set forth in this Section 3.9 restrict or limit any party’s right to terminate this Agreement in accordance the express terms set forth herein or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 3.10 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 3.11 Consent to Jurisdiction. Each of the parties hereto irrevocably consents and submits itself and its properties and assets to the exclusive jurisdiction and venue in any state court within the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which such Person might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any Legal Proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

Section 3.12 Waiver Of Jury Trial. EACH OF SUNPOWER, TOTAL G&P AND GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUNPOWER, TOTAL G&P OR GUARANTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 3.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

TOTAL GAS & POWER USA, SAS

By:	/s/ Arnaud Chaperon
Name: Arnaud Chaperon
Title: President

TOTAL S.A.

By:	/s/ Patrick de La Chevardiere
Name: Patrick de La Chevardiere
Title: Chief Executive Officer

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

Schedule 1

Research and Development Support

Capitalized terms used in this Schedule shall have the meaning ascribed to such terms in the R&D Agreement. During SunPower’s 2012-2015 fiscal years, the Total G&P financial contribution under the Annual Provisional Collaboration Plan and Budget shall be at least $6,000,000 of R&D Collaboration funds annually, either in the form of operating expenses or for capital expenditures.